Exhibit 99.1

For Immediate Release	Contact: Kevin Stout
Landstar System, Inc.
www.landstar.com
January 30, 2019	904-398-9400

LANDSTAR SYSTEM REPORTS RECORD FOURTH QUARTER

REVENUE OF $1.182 BILLION AND ALL-TIME QUARTERLY RECORD

DILUTED EARNINGS PER SHARE OF $1.68

Jacksonville, FL – Landstar System, Inc. (NASDAQ: LSTR) reported record fourth quarter revenue of $1.182 billion in the 2018 fourth quarter, a 12 percent increase over revenue of $1.052 billion reported in the 2017 fourth quarter. Gross profit (defined as revenue less the cost of purchased transportation and commissions to agents) in the 2018 fourth quarter was $168.9 million, 13 percent above the 2017 fourth quarter, while 2018 fourth quarter operating income was $86.1 million, 23 percent above the 2017 fourth quarter. Operating income and gross profit in the 2018 fourth quarter were also each fourth quarter records.

Income before income taxes of $85.2 million was a fourth quarter record and increased approximately 23 percent over the 2017 fourth quarter. Diluted earnings per share in the 2018 fourth quarter was $1.68, an all-time quarterly record, compared to $1.54 in the 2017 fourth quarter. Quarter over prior year quarter comparisons of net income and diluted earnings per share for the 2018 and 2017 fourth quarters as reported are not meaningful, mostly due to the effect of the enactment of the Tax Cuts and Jobs Act in December 2017. Net income and diluted earnings per share in the 2018 and 2017 fourth quarters were both favorably impacted by the Tax Cuts and Jobs Act, which reduced the corporate tax rate from 35 percent to 21 percent effective for fiscal 2018, and various other tax items. The Company had previously estimated that its annual effective income tax rate would be 24.5 percent in fiscal year 2018 and 37.8 percent in fiscal year 2017. However, the Company’s actual effective income tax rates in the 2018 and 2017 fourth quarters were 19.8 percent and 6.9 percent, respectively. Of most significance in driving this decrease, were one-time tax benefits of approximately $19.5 million included in net income in the 2017 fourth quarter, or $0.46 per diluted share, related to the Company’s reasonable estimate of the change in future tax rates on net deferred tax liabilities as a result of the enactment of the Tax Cuts and Jobs Act in December 2017.

LANDSTAR SYSTEM/2

Truck transportation revenue hauled by independent business capacity owners (“BCOs”) and truck brokerage carriers in the 2018 fourth quarter was $1.078 billion, or 91 percent of revenue, compared to $967.5 million, or 92 percent of revenue, in the 2017 fourth quarter. Truckload transportation revenue hauled via van equipment in the 2018 fourth quarter was $705.0 million compared to $634.4 million in the 2017 fourth quarter. Truckload transportation revenue hauled via unsided/platform equipment in the 2018 fourth quarter was $346.6 million compared to $309.5 million in the 2017 fourth quarter. Revenue hauled by rail, air and ocean cargo carriers was $84.8 million, or 7 percent of revenue, in the 2018 fourth quarter compared to $68.0 million, or 6 percent of revenue, in the 2017 fourth quarter.

Landstar purchased 1,000,000 shares of its common stock during the 2018 fourth quarter at an aggregate cost of approximately $102.6 million. Landstar purchased 2,000,000 shares of its common stock during fiscal year 2018 at an aggregate cost of approximately $208.1 million. On January 23, 2019, the Board of Directors authorized the Company to purchase up to 1,000,000 additional shares of its common stock, par value $0.01 per share, from time to time in the open market and in privately negotiated transactions under its existing share purchase program. Currently, Landstar is authorized to purchase up to a total of 2,000,000 shares of the Company’s common stock under its share purchase program. In addition, Landstar announced today that its Board of Directors has declared a quarterly dividend of $0.165 per share payable on March 15, 2019, to stockholders of record as of the close of business on February 18, 2019. It is currently the intention of the Board to pay dividends on a quarterly basis going forward. As of December 29, 2018, the Company had $240 million in cash and short term investments and $216 million available for borrowings under the Company’s senior credit facility.

LANDSTAR SYSTEM/3

“I am very pleased with Landstar’s financial performance during the 2018 fourth quarter,” said Landstar’s President and Chief Executive Officer Jim Gattoni. “The 2018 fourth quarter established fourth quarter records for revenue, gross profit and operating income, while diluted earnings per share was an all-time quarterly record. The Company also set a new all-time Landstar record for trucks provided by BCOs with 10,599 as of the end of the quarter.”

Gattoni continued, “Demand for our services continued to be strong in the 2018 fourth quarter. The number of loads hauled via truck was a fourth quarter record and increased 4 percent over a very robust 2017 fourth quarter, driven by a 4 percent increase in the number of loads hauled via van equipment, a 3 percent increase in the number of loads hauled via unsided/platform equipment and a 13 percent increase in less-than-truckload volume. The deceleration in the year-over-year percentage growth rate in truck volumes for the 2018 fourth quarter compared to that experienced in the first three quarters of 2018 was mostly due to seasonal softness in the fourth quarter of 2018, as sequential growth was below recent historical trends.”

Gattoni further commented, “As expected, the pricing environment for our truckload services continued to be strong during the 2018 fourth quarter. Similar to truck volumes, however, we experienced a decelerating percentage growth rate in revenue per load on a year-over-year basis compared to the growth rates experienced in the first three quarters of 2018. The price deceleration was due to a much tougher year-over-year comparison applicable to the 2018 fourth quarter and seasonal softness that began at the end of the 2018 third quarter. Revenue per load on loads hauled via van equipment increased 7 percent over the 2017 fourth quarter and revenue per load on loads hauled via unsided/platform equipment increased 9 percent over the 2017 fourth quarter. As a result, revenue per load on loads hauled via truck was 7 percent higher than the 2017 fourth quarter.”

Gattoni continued, “Landstar’s financial performance in fiscal year 2018 was by far the best in the Company’s history. Landstar set many annual financial and operational high water marks in 2018, including revenue, gross profit, operating income, net income, diluted earnings per share, truck loads and year end truck count provided by BCOs. Revenue in fiscal 2018 was approximately $4.6 billion, an annual record, and was approximately $969 million higher than the previous record set in 2017.

LANDSTAR SYSTEM/4

Gross profit in 2018 was $667 million, also an annual record. Record revenue and gross profit in 2018 was provided on the strength of approximately 2,060,000 loads hauled via truck capacity, the highest number of loads hauled via truck in any year in Landstar history. Operating income in 2018 was an annual record of $332 million and represented year-over-year growth of 36 percent. Diluted earnings per share in 2018 was an annual record of $6.18. These 2018 achievements speak to the strength and depth of the Landstar network and our ability to execute. I am extremely pleased by our continued organic load volume growth and our ability to attract productive agents and capacity to the network.”

Gattoni further commented, “With respect to near term performance, during the first four weeks of 2019, year-over-year growth in the number of loads hauled via truck is trending slightly higher than the comparable period of 2018. As such, I expect loads hauled via truck in the 2019 first quarter to grow in a low single-digit percentage range over the 2018 first quarter. As it pertains to revenue per load on loads hauled via truck, the 2018 first quarter was one of very few first quarters in Landstar history that experienced an increase in truck revenue per load from the preceding fourth quarter. In the four years prior to 2018, truck revenue per load decreased seasonally on average 7 percent from the fourth quarter to the immediately following first quarter. We expect a more normal seasonal trend in the 2019 first quarter as rates appear to have stabilized through the first four weeks of January. As such, I expect revenue per load on loads hauled via truck in the 2019 first quarter to decrease in a low single-digit percentage range from the 2018 first quarter. Assuming the current environment continues throughout the 2019 first quarter, I anticipate revenue for the 2019 first quarter to be in a range of $1.025 billion to $1.075 billion. Assuming that range of estimated revenue, I would anticipate 2019 first quarter diluted earnings per share to be in a range of $1.51 to $1.57 per share. This estimated range of diluted earnings per share assumes insurance and claims costs at 3.6 percent of BCO revenue, representing the historical annual average of insurance and claims costs to BCO revenue over the preceding five years, and an effective income tax rate of approximately 21.1 percent, which represents the Company’s annual estimated effective income tax rate of 24.2 percent, net of a discrete item related to equity compensation specific to the 2019 first quarter.”

LANDSTAR SYSTEM/5

Landstar will provide a live webcast of its quarterly earnings conference call tomorrow morning at 8:00 a.m. ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s Fourth Quarter 2018 Earnings Release Conference Call.”

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “expects,” “plans,” “predicts,” “may,” “should,” “could,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents; dependence on third party capacity providers; decreased demand for transportation services; U.S. foreign trade relationships; substantial industry competition; disruptions or failures in the Company’s computer systems; cyber and other information security incidents; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; regulations focused on diesel emissions and other air quality matters; catastrophic loss of a Company facility; intellectual property; unclaimed property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2017 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

LANDSTAR SYSTEM/6

About Landstar:

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation services to a broad range of customers utilizing a network of agents, third-party capacity providers and employees. Landstar transportation services companies are certified to ISO 9001:2015 quality management system standards and RC14001:2015 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

(Tables follow)

LANDSTAR SYSTEM/7

Landstar System, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Fiscal Years Ended		Fiscal Quarters Ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Revenue	$4,615,144	$3,646,364	$1,182,351	$1,051,592
Investment income	3,816	2,498	1,062	765
Costs and expenses:
Purchased transportation	3,569,961	2,805,109	911,251	815,171
Commissions to agents	378,002	297,410	102,174	86,732
Other operating costs, net of gains/losses on asset sales/dispositions	31,803	28,687	7,627	6,190
Insurance and claims	75,677	62,545	17,959	16,212
Selling, general and administrative	188,212	170,583	47,264	47,404
Depreciation and amortization	43,570	40,560	11,050	10,599

Total costs and expenses	4,287,225	3,404,894	1,097,325	982,308

Operating income	331,735	243,968	86,088	70,049
Interest and debt expense	3,354	3,166	899	607

Income before income taxes	328,381	240,802	85,189	69,442
Income taxes	73,168	63,806	16,889	4,759

Net income	255,213	176,996	68,300	64,683
Less: Net loss/income attributable to noncontrolling interest	(68)	(92)	44	(69)

Net income attributable to Landstar System, Inc. and subsidiary	$255,281	$177,088	$68,256	$64,752

Earnings per common share attributable to Landstar System, Inc. and subsidiary	$6.19	$4.22	$1.69	$1.54

Diluted earnings per share attributable to Landstar System, Inc. and subsidiary	$6.18	$4.21	$1.68	$1.54

Average number of shares outstanding:
Earnings per common share	41,273,000	41,938,000	40,501,000	41,981,000

Diluted earnings per share	41,310,000	42,024,000	40,514,000	42,054,000

Dividends per common share	$0.630	$1.880	$0.165	$1.600

LANDSTAR SYSTEM/8

Landstar System, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	December 29, 2018	December 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$199,736	$242,416
Short-term investments	40,058	48,928
Trade accounts receivable, less allowance of $6,413 and $6,131	691,604	631,164
Other receivables, including advances to independent contractors, less allowance of $6,216 and $6,012	23,744	24,301
Other current assets	16,287	14,394

Total current assets	971,429	961,203

Operating property, less accumulated depreciation and amortization of $250,153 and $218,700	284,032	276,011
Goodwill	38,232	39,065
Other assets	86,871	76,181

Total assets	$1,380,564	$1,352,460

LIABILITIES AND EQUITY
Current liabilities:
Cash overdraft	$55,339	$42,242
Accounts payable	314,134	285,132
Current maturities of long-term debt	43,561	42,051
Insurance claims	40,176	38,919
Dividends payable	—	62,985
Accrued compensation	29,489	30,103
Other current liabilities	53,119	47,211

Total current liabilities	535,818	548,643

Long-term debt, excluding current maturities	84,864	83,062
Insurance claims	30,429	30,141
Deferred income taxes and other non-current liabilities	40,320	36,737
Equity
Landstar System, Inc. and subsidiary shareholders’ equity
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 67,870,962 and 67,740,380 shares	679	677
Additional paid-in capital	226,852	209,599
Retained earnings	1,841,279	1,611,158
Cost of 27,755,001 and 25,749,493 shares of common stock in treasury	(1,376,111)	(1,167,600)
Accumulated other comprehensive loss	(5,875)	(3,162)

Total Landstar System, Inc. and subsidiary shareholders’ equity	686,824	650,672

Noncontrolling interest	2,309	3,205

Total equity	689,133	653,877

Total liabilities and equity	$1,380,564	$1,352,460

LANDSTAR SYSTEM/9

Landstar System, Inc. and Subsidiary

Supplemental Information

(Unaudited)

	Fiscal Years Ended		Fiscal Quarters Ended
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Revenue generated through (in thousands):
Truck transportation
Truckload:
Van equipment	$2,791,494	$2,163,832	$704,971	$634,430
Unsided/platform equipment	1,386,387	1,134,660	346,603	309,466
Less-than-truckload	102,531	89,041	26,083	23,644

Total truck transportation	4,280,412	3,387,533	1,077,657	967,540
Rail intermodal	128,976	96,416	32,950	27,846
Ocean and air cargo carriers	134,577	110,898	51,858	40,190
Other (1)	71,179	51,517	19,886	16,016

	$4,615,144	$3,646,364	$1,182,351	$1,051,592

Revenue on loads hauled via BCO Independent Contractors (2) included in total truck transportation	$2,001,665	$1,655,026	$482,321	$443,462

Number of loads:
Truck transportation
Truckload:
Van equipment	1,398,388	1,282,632	353,066	339,738
Unsided/platform equipment	516,613	487,652	127,854	124,716
Less-than-truckload	145,269	132,776	38,630	34,036

Total truck transportation	2,060,270	1,903,060	519,550	498,490
Rail intermodal	53,030	45,000	12,770	12,960
Ocean and air cargo carriers	28,970	25,420	7,720	7,270

	2,142,270	1,973,480	540,040	518,720

Loads hauled via BCO Independent Contractors (2) included in total truck transportation	949,330	916,190	231,860	229,360

Revenue per load:
Truck transportation
Truckload:
Van equipment	$1,996	$1,687	$1,997	$1,867
Unsided/platform equipment	2,684	2,327	2,711	2,481
Less-than-truckload	706	671	675	695
Total truck transportation	2,078	1,780	2,074	1,941
Rail intermodal	2,432	2,143	2,580	2,149
Ocean and air cargo carriers	4,645	4,363	6,717	5,528
Revenue per load on loads hauled via BCO Independent Contractors (2)	$2,109	$1,806	$2,080	$1,933

Revenue by capacity type (as a % of total revenue);
Truck capacity providers:
BCO Independent Contractors (2)	43%	45%	41%	42%
Truck Brokerage Carriers	49%	48%	50%	50%
Rail intermodal	3%	3%	3%	3%
Ocean and air cargo carriers	3%	3%	4%	4%
Other	2%	1%	2%	2%

			December 29, 2018	December 30, 2017
Truck Capacity Providers
BCO Independent Contractors (2)			9,884	9,087

Truck Brokerage Carriers:
Approved and active (3)			41,069	34,243
Other approved			17,985	15,691

			59,054	49,934

Total available truck capacity providers			68,938	59,021

Trucks provided by BCO Independent Contractors (2)			10,599	9,696

(1)	Includes primarily reinsurance premium revenue generated by the insurance segment and intra-Mexico transportation services revenue generated by Landstar Metro.
(2)	BCO Independent Contractors are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.
(3)	Active refers to Truck Brokerage Carriers who moved at least one load in the 180 days immediately preceding the fiscal quarter end.